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                                                                     EXHIBIT 5.1

                      [Hogan & Hartson L.L.P. Letterhead]


                                 June 16, 1999


Global Imaging Systems, Inc.
3820 Northdale Boulevard, Suite 200A
Tampa, Florida  33624


Ladies and Gentlemen:

          This firm has acted as counsel to Global Imaging Systems, Inc., a Delaware corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Form S-8") filed with the Securities and Exchange Commission on or about the date hereof registering 1,820,000 shares of common stock, par value $.01 per share, (the "Plan Shares") issuable in connection with the Company's 1998 Stock Option and Incentive Plan (the "Plan") and 10,000 shares of common stock, par value $.01 per share, (the "Option Shares") issuable in connection with a Director Non-Incentive Stock Option issued outside of the Plan (the "Option"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S)229.601(b)(5), in connection with the Form S-8.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   An executed copy of the Form S-8.

          2. A copy of the Plan, as certified on the date hereof by the Secretary of the Company as being complete, accurate and in effect.

          3. A copy of the Option, as certified on the date hereof by the Secretary of the Company as being complete, accurate and in effect.

          4. The Amended and Restated Certificate of Incorporation of the Company, as certified on the date hereof by the Secretary of the Company as being complete, accurate and in effect.

          5. The Bylaws of the Company, as certified on the date hereof by the Secretary of the Company as being complete, accurate and in effect.

          6. Resolutions of the Board of Directors of the Company adopted at a meeting held on April 9, 1998, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the adoption of the Plan, subject to approval by the Company's stockholders.
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June 16, 1999
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          7.   A certificate of the Secretary of the Company dated the date hereof, certifying that the approval of the Plan was submitted to the Company's stockholders and was approved by written consent of the Company's stockholders on May 11, 1998.

          8. Resolutions of the Board of Directors of the Company adopted at a meeting held on July 27, 1998, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the approval of the Option.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on applicable provisions of the General Corporation Law of the State of Delaware, and we express no opinion as to any other laws, statutes, ordinances, rules or regulations.

          Based upon, subject to and limited by the foregoing, we are of the opinion that (1) the Plan Shares, when issued and delivered in the manner and on the terms described in the Plan and (2) the Option Shares, when issued and delivered in the manner and on the terms described in the Option, in each case, will be validly issued, fully paid and non-assessable.

          This opinion letter has been prepared solely for your use in connection with the filing of the Form S-8 on the date of this opinion letter and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form S-8. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Hogan & Harston L.L.P.

                                    HOGAN & HARTSON L.L.P.